EXECUTION VERSION

Exhibit 4.104

First Amendment to Note and Warrant Purchase Agreement

First Amendment, dated April 9, 2009 (this “Amendment”), to the Note and Warrant Purchase Agreement, dated March 18, 2009 (the “Purchase Agreement”), among KongZhong Corporation, an exempted limited liability company incorporated under the laws of the Cayman Islands (the “Company”), Leilei Wang, Chief Executive Officer of the Company (the “Sponsor”), and Nokia Growth Partners II, L.P., a Delaware limited partnership (the “Investor”).

Recitals:

WHEREAS, the Company, the Sponsor and the Investor desire to amend the Purchase Agreement to reflect certain modified terms.

NOW, THEREFORE, in consideration of the premises and mutual representations and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	All capitalized terms used and not otherwise defined in this Amendment have the respective meanings indicated in the Purchase Agreement.

2.	Section 2.2(b) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“Capitalization.  The authorized share capital of the Company consists of 1,000,000,000,000 Ordinary Shares, of which, as of December 31, 2008 (the “Capitalization Date”), 1,443,156,120 Ordinary Shares were issued and outstanding (it being understood that the number of 1,443,156,120 includes (i) 8,923,600 Ordinary Shares which the Company had agreed to repurchase on or before December 31, 2008 pursuant to its share repurchase program and were in the process of being cancelled and of which such cancellation had not yet been reflected in the Register of Members of the Company as of December 31, 2008, and (ii) 13,321,960 Ordinary Shares held by Citi (Nominees) Limited as of December 31, 2008 for future exercise of stock options and vesting of restricted share units under the Company’s equity incentive plans).  The issued and outstanding Ordinary Shares have been duly authorized and are validly issued as fully paid and non-assessable (meaning that no further sums are payable to the Company on such shares), and are not subject to any preemptive rights under Cayman Islands law or the Memorandum and Articles of Association of the Company.”

3.           This Amendment shall become effective as of the date hereof.

4.
This Amendment shall not constitute an amendment or waiver of any other provision of the Purchase Agreement not expressly referred to herein.  Except as expressly amended hereby, the provisions of the Purchase Agreement are and shall remain in full force an effect.

5.	The provisions of Article V (Miscellaneous) of the Purchase Agreement shall apply mutatis mutandis to this Amendment.

*                *                *

In Witness Whereof, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

KONGZHONG CORPORATION

By:	/s/ Leilei Wang
Name: Leilei Wang
Title: CEO of the Company

LEILEI WANG

By:	/s/ Leilei Wang
Name: Leilei Wang
Title: CEO of the Company

NOKIA GROWTH PARTNERS II, L.P.

By:	N.G. Partners II, L.L.C.

/s/ John Gardner
	Name:	John Gardner
	Title:	Managing Member